Exhibit 99.1

News Release

Contact: Kimberly Perez
SVP & Chief Accounting Officer
813.421.7694
investorrelations@walterinvestment.com
FOR IMMEDIATE RELEASE

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES THIRD QUARTER 2017 HIGHLIGHTS AND FINANCIAL RESULTS

- Reported third quarter 2017 GAAP net loss of $124.1 million, or $3.38 per share

- Continue to reduce costs and improve efficiency across business lines

- Progressing on financial restructuring - commenced solicitation of certain creditors
Fort Washington, PA, November 9, 2017 – Walter Investment Management Corp. (NYSE: WAC.BC) today announced a GAAP net loss for the quarter ended September 30, 2017 of $124.1 million, or $3.38 per share, as compared to a GAAP net loss of $213.3 million, or $5.90 per share for the quarter ended September 30, 2016. The current quarter net loss included non-cash fair value charges of $70.5 million due to changes in valuation inputs and other assumptions. Adjusted Loss was $31.5 million and Adjusted EBITDA ("AEBITDA") was $44.7 million in the current quarter as compared to Adjusted Loss of $22.2 million and AEBITDA of $93.8 million in the prior year quarter.

Anthony Renzi, Chief Executive Officer and President of Walter, said, “During the quarter, we remained focused on strengthening our core businesses of originating and servicing Fannie, Freddie and Ginnie Mae loans under the Ditech Financial brand and servicing reverse loans, while pursuing opportunities to maximize results in our legacy businesses. We are working to increase productivity and efficiency across the Company. As part of these efforts, we have made meaningful progress consolidating our core business footprint, including making tough decisions to close locations. Our strong and dedicated team is committed to continuously improving the client experience and our first priority is always listening, learning and caring for our customers. Looking ahead, we plan to build on our commitment of enabling the dream of homeownership for our customers and caring for them throughout their homeownership journey. We are confident that our ‘front to back’ process will continue to create great customer experiences and repeat transactions, and help us be better positioned to deliver consistent profitability in the future.”

Mr. Renzi continued, “Our operating performance is improving in many areas, and we are continuing our financial restructuring efforts.  As previously announced, we completed an important step in our financial restructuring when we launched the solicitation of certain of our creditors on November 6, 2017.  We expect our business operations to continue as normal during the execution phase of our financial restructuring, and we expect to emerge from this process as a stronger company that is better positioned to serve our customers.”

Third Quarter 2017 Financial and Operating Overview

Total revenue for the third quarter of 2017 was $176.6 million, a decrease of $120.7 million as compared to the prior year quarter, primarily due to decreases of $49.0 million in net gains on sales of loans, $46.6 million in net servicing revenue and fees, $16.8 million in net fair value gains on reverse loans and related HMBS obligations and $7.8 million in insurance revenue. The decrease in net gains on sales of loans resulted from an overall lower volume of locked loans and a shift in mix from the higher margin consumer channel to the lower margin correspondent and wholesale channels. The decrease in net servicing revenue and fees was primarily driven by a $53.5 million decline in servicing fees due to the reduction in our MSR portfolio driven by MSR sales in 2016 and 2017 and continued runoff of the servicing portfolio. This decrease was offset by a $13.1 million improvement in fair value changes and increased level of sub-servicing. The fair value reduction due to changes in valuation inputs and other assumptions was $15.7 million higher in the prior year quarter and the realization of expected cash flow charge was lower by $28.8 million in the current year quarter due in part to the MSR sales mentioned above. The decrease in net fair value gains on reverse loans and related HMBS obligations was primarily due to increased net non-cash fair value losses resulting from valuation model assumption adjustments for buyout loans and changes in market pricing during the third quarter of 2017 as well as a decrease in cash generated by the origination, purchase and securitization of HECMs resulting from overall lower origination volumes due to our exit from the reverse mortgage originations business, partially offset by a shift in mix from lower margin new originations to higher margin tails. The decrease in insurance revenue was due to the sale of the principal insurance agency and substantially all of the insurance agency business during the first quarter of 2017.
Total expenses for the third quarter of 2017 were $303.1 million, a decrease of $162.6 million as compared to the prior year quarter, driven by $97.7 million in goodwill impairment recorded during the third quarter of 2016 and a decrease of $41.7 million in salaries and benefits resulting primarily from a lower average headcount driven by site closures and various organizational changes to the scale and proficiency of the leadership team and support functions, and our decision to exit the reverse mortgage originations business as well as decreases related to a change in the commissions structure, and decreases in bonus accruals, severance, overtime and stock compensation expense related to increased forfeitures and fewer grants during 2017.
Results for the Company’s segments are presented below.
Servicing
Ditech serviced 1.7 million accounts with a UPB of $199.6 billion as of September 30, 2017. During the quarter ended September 30, 2017, Ditech experienced a net disappearance rate of 14.86%, a decrease of 2.82% as compared to the prior year quarter.
The Servicing segment reported $69.3 million of pre-tax loss for the third quarter of 2017 as compared to a pre-tax loss of $161.6 million in the prior year quarter. During the third quarter of 2017, the segment generated revenue of $90.5 million, a $58.4 million decrease as compared to the prior year quarter, primarily due to a decrease of $46.7 million in net servicing revenue and fees. The decrease in net servicing revenue and fees primarily resulted from a $53.6 million decline in servicing fees due to the reduction in our MSR portfolio driven by MSR sales in 2016 and 2017 and continued runoff of the portfolio. This decrease was offset by $13.1 million improvement in fair value changes and increased level of sub-servicing. The fair value reduction due to changes in valuation inputs and other assumptions was $15.7 million higher in the prior year quarter and the realization of expected cash flow charge was lower by $28.8 million in the current year quarter due in part to the MSR sales mentioned above.
Total expenses in the Servicing segment for the third quarter of 2017 were $159.3 million, a decrease of $150.4 million as compared to the prior year quarter. This decrease was driven by $91.0 million in goodwill impairment recorded during the third quarter of 2016. In addition, there were decreases of $24.5 million in salaries and benefits resulting primarily from a lower average headcount driven by site closures, organizational changes and a shift from full-time employees to outsourced services, $8.6 million in legal fees, $8.5 million in contractor and other costs related to the implementation of MSP and business and outsourcing initiatives that occurred in 2016, $8.4 million in expense allocations, $5.1 million in compensating interest due to the reduction in our MSR portfolio, and $9.5 million in other cost savings, offset in part by increases of $6.0 million in advance loss provision and $4.7 million in charges associated with default servicing. Current quarter expenses included $11.8 million of interest expense and $8.5 million of depreciation and amortization.
The Servicing segment reported an Adjusted Loss of $13.1 million and AEBITDA of $30.7 million for the third quarter of 2017. Adjusted Loss improved $15.6 million as compared to the prior year quarter primarily due to lower amortization of servicing rights in addition to lower expenses partially offset by lower revenue as discussed above. AEBITDA decreased $17.7 million as compared to the prior year quarter primarily due to lower adjusted servicing fees, insurance revenue and intersegment retention revenue, offset in part by lower adjusted general and administrative expense and salaries and benefits.

Originations

Ditech generated total pull-through adjusted locked volume of $3.3 billion for the third quarter of 2017, a decrease of $2.5 billion as compared to the prior year quarter. Funded loans in the current quarter totaled $3.7 billion, a decrease of $1.6 billion from the prior year quarter. The combined direct margin in the current quarter was 105 bps, consisting of a weighted average of 221 bps direct margin in the consumer lending channel and 35 bps direct margin in the correspondent and wholesale channels. The decrease in combined direct margin of 4 bps from the prior year quarter was primarily due to a higher direct expense margin, partially offset by higher gain on sale of loans and fee income margins. The direct expense margin increase was driven by higher compensation in the consumer channel due to incentive plan changes and fixed headcount costs, higher advertising expenses due to a shift in strategy towards digital leads and higher interest expense due to higher average interest rates on our warehouse financing facilities. These were partially offset by lower intersegment expense as a result of lower overall retention volume due to our smaller MSR portfolio. The gain on sale of loans margin increased in part due to higher margins in the consumer channel during the third quarter of 2017. The Originations business delivered a recapture rate of 17% in the current quarter.
The Originations segment reported $19.9 million of pre-tax income for the third quarter of 2017, a decrease of $31.8 million from the prior year quarter. During the third quarter of 2017, this segment generated revenue of $81.3 million, a decrease of $52.2 million from the prior year quarter. Net gains on sales of loans decreased $50.3 million as compared to the prior year quarter, primarily due to an overall lower volume of locked loans combined with a shift in mix from the higher margin consumer channel to the lower margin correspondent and wholesale channels.
Total expenses for the Originations segment for the third quarter of 2017 were $61.4 million, a decrease of $20.4 million compared to the prior year quarter, driven by a $7.1 million decrease in intersegment retention expense primarily as a result of lower overall retention volume due to our smaller MSR portfolio and a $6.2 million decrease in salaries in benefits driven by reduced commissions and incentives due to lower originations volume and lower severance, bonuses and overtime. Current quarter expenses included $7.8 million of interest expense and $0.6 million of depreciation and amortization.
The Originations segment reported Adjusted Earnings of $19.8 million and AEBITDA of $18.1 million for the third quarter of 2017, a decrease of $35.7 million and $39.8 million, respectively, as compared to the prior year quarter, due primarily to lower net gains on sales of loans, partially offset by decreases in intersegment retention expense and salaries and benefits.
Reverse Mortgage
The Reverse Mortgage segment serviced 109,153 accounts with a UPB of $19.8 billion at September 30, 2017. During the current quarter, the business securitized $90.6 million of HECM loans.
The Reverse Mortgage segment reported $24.9 million of pre-tax loss for the third quarter of 2017 as compared to pre-tax loss of $23.0 million in the prior year quarter. During the third quarter of 2017, this segment generated revenue of $9.1 million, a decrease of $17.9 million from the prior year quarter. Net interest income on reverse loans and HMBS related obligations increased $4.4 million for the third quarter of 2017 as compared to the same period of 2016, primarily as a result of a decrease in HMBS related obligations due to an increase in buyouts, partially offset by an increase in nonperforming reverse loans, which generally have lower interest rates than performing loans. Cash generated by the origination, purchase and securitization of HECMs decreased $2.4 million for the third quarter of 2017 as compared to the same period of 2016 primarily due to our exit from the reverse mortgage originations business, partially offset by a shift in mix from lower margin new originations to higher margin tails. Net non-cash fair value losses increased by $18.8 million for the third quarter of 2017 as compared to the same period of 2016 due primarily to valuation model assumption adjustments related to buyout loans and changes in market pricing in the third quarter of 2017. Current quarter revenues also included $6.5 million in net servicing revenue and fees and $0.8 million of other revenues.
Total expenses for the Reverse Mortgage segment for the third quarter of 2017 were $34.0 million, a decrease of $16.1 million from the prior year quarter. The decrease in total expenses was driven by $6.7 million in intangible assets impairment charges recorded during the third quarter of 2016, a $6.2 million decrease in salaries and benefits due primarily to lower compensation and benefits, bonuses, commissions and overtime as a result of lower origination volume and lower average headcount resulting from our decision to exit the reverse mortgage originations business, and a $5.5 million decrease in general and administrative expenses due primarily to lower advertising costs due to our exit from the reverse mortgage originations business in 2017, lower contractor fees and lower corporate allocations. Current quarter expenses included $6.4 million of interest expense and $0.6 million of depreciation and amortization.
The Reverse Mortgage segment reported an Adjusted Loss of $5.1 million and AEBITDA of $(4.1) million for the third quarter of 2017, an improvement of $8.2 million and $6.9 million, respectively, as compared to the prior year quarter, primarily due to decreases in general and administrative expenses and salaries and benefits.

Other Non-Reportable Segment
The Other Non-Reportable segment reported $49.3 million of pre-tax loss for the third quarter of 2017, an increase in loss of $24.1 million as compared to the prior year quarter resulting primarily from expenses related to our debt restructuring initiative. Other net fair value gains were $4.3 million for the third quarter of 2017 as compared to other net fair value losses of $2.7 million in the prior year quarter, driven by improved default rate assumptions partially offset by a 32 bps increase in the discount rate of mortgage loans related to Non-Residual Trusts during the third quarter of 2017.
The Other non-reportable segment had an Adjusted Loss of $33.1 million and AEBITDA of $(0.1) million for the third quarter of 2017 as compared to an Adjusted Loss of $35.7 million and AEBITDA of $(1.7) million in the prior year quarter.
Company Restructuring
As previously disclosed in our Current Report on Form 8-K dated November 6, 2017, we commenced the solicitation of votes to obtain acceptances for a prepackaged plan of reorganization under chapter 11 of Title 11 of the United States Code, which provides for the restructuring of our indebtedness consisting of our 2013 Term Loan, Senior Notes and Convertible Notes, as well as our outstanding common stock. As of November 6, 2017, the holders of more than 85% of the Senior Notes and more than 95% of the 2013 Term Loans are party to restructuring support agreements which require them to vote to approve the prepackaged plan of reorganization. We intend to commence a prepackaged chapter 11 case to implement the restructuring following the conclusion of the solicitation and on or before November 30, 2017. We intend to complete the reorganization process on an expedited basis, contemplated to be not later than January 31, 2018. Our operating entities, including Ditech and RMS, are not expected to file for chapter 11 and expect to continue their operations in the ordinary course throughout the consummation of the restructuring, although no assurance can be given that this will be the case.

In connection with the restructuring, the Company, Ditech and RMS entered into a commitment letter with certain lenders regarding the terms of the DIP warehouse facilities, which, if approved by the Bankruptcy Court, will provide us with up to $1.9 billion in available warehouse financing. Proceeds of the new warehouse facilities are intended to refinance RMS’s and Ditech’s existing warehouse and servicer advance facilities and to fund Ditech’s and RMS’ continued business operations. Walter will guarantee Ditech’s and RMS’ obligations under the DIP Warehouse Facilities.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an independent originator and servicer of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, we have approximately 4,100 employees and service a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit our website at www.walterinvestment.com. The information on our website is not a part of this release.
This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.
The terms "Walter Investment", "Walter", the "Company", "we", "us", and "our" as used throughout this release refer to Walter Investment Management Corp. and its consolidated subsidiaries. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K/A for the year ended December 31, 2016, in our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2017, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, and in our other filings with the SEC.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "projects," "estimates," "assumes," "may," "should," "will," "seeks," "targets," or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any strategic review we conduct. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption "Risk Factors" of our Annual Report on Form 10-K/A for the year ended December 31, 2016, our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2017, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, and in our other filings with the SEC.
In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•
risks and uncertainties relating to our proposed financial restructuring, including: our ability to comply with the terms of the RSAs, including completing various stages of the restructuring within the dates specified by the RSAs; our ability to obtain requisite support for the restructuring from various stakeholders; our ability to maintain the listing of our common stock on the New York Stock Exchange; our ability to successfully execute the transactions contemplated by the RSAs, including implementation of the Prepackaged Plan, without substantial disruption to the business of, or a Chapter 11 bankruptcy filing by, one or more of our primary operating or other subsidiaries; the effects of disruption from the proposed restructuring making it more difficult to maintain business, financing and operational relationships with GSEs, regulators, government agencies, employees and major customers; and our ability to continue as a going concern;

•
risks and uncertainties relating to, or arising in connection with, the restatement of financial statements included in the amendments to our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016, September 30, 2016 and March 31, 2017, including: reactions from our creditors, stockholders, or business partners; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of our assessment or the restatement;

•
our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•
the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•
potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•
our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies' respective residential loan selling and servicing guides;

•
uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•
our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated orders resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by us;

•
risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•
our ability to achieve our strategic initiatives, particularly our ability to: increase the mix of our fee-for-service business, including by entering into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities in the consumer and wholesale lending channels; effectuate a satisfactory debt restructuring; and execute and realize planned operational improvements and efficiencies, including those relating to our core and non-core framework;

•	the success of our business strategy in returning us to sustained profitability;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, or our ability to improve, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•
our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•
local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•
uncertainty as to the volume of originations activity we can achieve and the effects of the expiration of HARP, which is scheduled to occur on December 31, 2018, including uncertainty as to the number of "in-the-money" accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•
risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•
risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•
risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax assets, including the risk of an "ownership change" under Section 382 of the Code;

•
our ability to regain and maintain compliance with the continued listing requirements of the NYSE, and risks arising from the potential suspension of trading of our common stock on, and delisting of our common stock from, the NYSE;

•	our ability to continue as a going concern;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	risks associated with one or more material weaknesses identified in our internal controls over financial reporting, including the timing, expense and effectiveness of our remediation plans;

•	our ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•
risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of our former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.
Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.
In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES
Net servicing revenue and fees	$65,029	$111,629	$269,537	$37,803
Net gains on sales of loans	73,013	122,014	217,914	306,667
Net fair value gains on reverse loans and related HMBS obligations	1,810	18,627	24,384	61,485
Interest income on loans	9,802	11,332	31,271	35,352
Insurance revenue	2,236	10,000	9,826	31,644
Other revenues	24,754	23,728	77,784	78,623
Total revenues	176,644	297,330	630,716	551,574

EXPENSES
General and administrative	137,614	151,792	386,785	417,174
Salaries and benefits	91,544	133,199	300,572	399,519
Interest expense	61,671	65,302	182,965	193,950
Depreciation and amortization	9,741	16,580	30,715	45,543
Goodwill and intangible assets impairment	—	97,716	—	313,128
Other expenses, net	2,576	1,206	8,413	5,609
Total expenses	303,146	465,795	909,450	1,374,923

OTHER GAINS (LOSSES)
Gain on sale of business	—	—	67,734	—
Other net fair value gains (losses)	3,783	(3,302)	761	(6,265)
Net gains (losses) on extinguishment of debt	(959)	13,734	(1,668)	14,662
Other	—	(150)	—	(1,706)
Total other gains	2,824	10,282	66,827	6,691

Loss before income taxes	(123,678)	(158,183)	(211,907)	(816,658)
Income tax expense	455	55,084	2,027	59,274
Net loss	$(124,133)	$(213,267)	$(213,934)	$(875,932)

Comprehensive loss	$(124,035)	$(213,281)	$(213,858)	$(875,905)

Net loss	$(124,133)	$(213,267)	$(213,934)	$(875,932)
Basic and diluted loss per common and common equivalent share	$(3.38)	$(5.90)	$(5.85)	$(24.45)
Weighted-average common and common equivalent shares outstanding — basic and diluted	36,714	36,144	36,555	35,828

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$276,802	$224,598
Restricted cash and cash equivalents	359,420	204,463
Residential loans at amortized cost, net (includes $6,371 and $5,167 in allowance for loan losses at September 30, 2017 and December 31, 2016, respectively)	742,904	665,209
Residential loans at fair value	11,377,492	12,416,542
Receivables, net (includes $7,498 and $15,033 at fair value at September 30, 2017 and December 31, 2016, respectively)	151,398	267,962
Servicer and protective advances, net (includes $156,561 and $146,781 in allowance for uncollectible advances at September 30, 2017 and December 31, 2016, respectively)	850,867	1,195,380
Servicing rights, net (includes $808,830 and $949,593 at fair value at September 30, 2017 and December 31, 2016, respectively)	869,981	1,029,719
Goodwill	47,747	47,747
Intangible assets, net	9,213	11,347
Premises and equipment, net	58,210	82,628
Assets held for sale	—	71,085
Other assets (includes $36,215 and $87,937 at fair value at September 30, 2017 and December 31, 2016, respectively)	235,601	242,290
Total assets	$14,979,635	$16,458,970
LIABILITIES AND STOCKHOLDERS' DEFICIT
Payables and accrued liabilities (includes $2,783 and $11,804 at fair value at September 30, 2017 and December 31, 2016, respectively)	$721,191	$759,011
Servicer payables	346,753	146,332
Servicing advance liabilities	509,363	783,229
Warehouse borrowings	1,178,320	1,203,355
Servicing rights related liabilities at fair value	1,565	1,902
Corporate debt	2,022,639	2,129,000
Mortgage-backed debt (includes $436,921 and $514,025 at fair value at September 30, 2017 and December 31, 2016, respectively)	832,897	943,956
HMBS related obligations at fair value	9,598,234	10,509,449
Deferred tax liabilities, net	4,907	4,774
Liabilities held for sale	—	2,402
Total liabilities	15,215,869	16,483,410
Stockholders' deficit:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,373,551 and 36,391,129 shares at September 30, 2017 and December 31, 2016, respectively	366	364
Additional paid-in capital	598,129	596,067
Accumulated deficit	(835,738)	(621,804)
Accumulated other comprehensive income	1,009	933
Total stockholders' deficit	(236,234)	(24,440)
Total liabilities and stockholders' deficit	$14,979,635	$16,458,970

Non-GAAP Financial Measures
We manage our company in three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.
Adjusted Earnings (Loss) is defined as income (loss) before income taxes, plus changes in fair value due to changes in valuation inputs and other assumptions; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; non-cash interest expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance, gain or loss on extinguishment of corporate debt, the net impact of the Non-Residual Trusts, transaction and integration costs, and certain non-recurring costs, as applicable. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSR that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities for the period in which we were originating reverse mortgages. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.
We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.
Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, plus amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; select other cash and non-cash adjustments primarily the net provision for the repurchase of loans sold, non-cash interest income, severance, gain or loss on extinguishment of corporate debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs, servicing fee economics, and certain non-recurring costs, as applicable. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities for the period in which we were originating reverse mortgages. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.
Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•
Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.
Segment Results of Operations and Non-GAAP Financial Measures
For the Three Months Ended September 30, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$60,793	$—	$6,452	$—	$(2,216)	$65,029
Net gains (losses) on sales of loans	(571)	73,025	—	—	559	73,013
Net fair value gains on reverse loans and related HMBS obligations	—	—	1,810	—	—	1,810
Interest income on loans	9,790	12	—	—	—	9,802
Insurance revenue	2,236	—	—	—	—	2,236
Other revenues	18,260	8,231	821	181	(2,739)	24,754
Total revenues	90,508	81,268	9,083	181	(4,396)	176,644
EXPENSES
Interest expense	11,769	7,831	6,431	35,640	—	61,671
Depreciation and amortization	8,477	645	619	—	—	9,741
Other expenses, net	139,048	52,924	26,933	17,225	(4,396)	231,734
Total expenses	159,294	61,400	33,983	52,865	(4,396)	303,146
OTHER GAINS (LOSSES)
Gain on sale of business	—	—	—	—	—	—
Other net fair value gains (losses)	(556)	—	—	4,339	—	3,783
Net loss on extinguishment of debt	—	—	—	(959)	—	(959)
Total other income (losses)	(556)	—	—	3,380	—	2,824
Income (loss) before income taxes	(69,342)	19,868	(24,900)	(49,304)	—	(123,678)
Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	51,011	—	—	—	—	51,011
Fair value to cash adjustment for reverse loans	—	—	19,480	—	—	19,480
Transaction and integration costs	524	—	—	15,569	—	16,093
Exit costs	418	110	112	28	—	668
Non-cash interest expense	710	—	—	2,812	—	3,522
Share-based compensation expense	480	174	139	—	—	793
Other	3,090	(394)	97	(2,178)	—	615
Total adjustments	56,233	(110)	19,828	16,231	—	92,182
Adjusted Earnings (Loss)	(13,109)	19,758	(5,072)	(33,073)	—	(31,496)
EBITDA adjustments
Amortization of servicing rights and other fair value adjustments	35,911	—	366	—	—	36,277
Interest expense on debt	—	—	—	32,828	—	32,828
Depreciation and amortization	8,477	645	619	—	—	9,741
Other	(549)	(2,287)	33	136	—	(2,667)
Total adjustments	43,839	(1,642)	1,018	32,964	—	76,179
Adjusted EBITDA	$30,730	$18,116	$(4,054)	$(109)	$—	$44,683

Walter Investment Management Corp.
Segment Results of Operations and Non-GAAP Financial Measures
For the Three Months Ended September 30, 2016
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$107,473	$—	$7,155	$—	$(2,999)	$111,629
Net gains (losses) on sales of loans	(2,271)	123,285	—	—	1,000	122,014
Net fair value gains on reverse loans and related HMBS obligations	—	—	18,627	—	—	18,627
Interest income on loans	11,320	12	—	—	—	11,332
Insurance revenue	10,000	—	—	—	—	10,000
Other revenues	22,351	10,143	1,241	(194)	(9,813)	23,728
Total revenues	148,873	133,440	27,023	(194)	(11,812)	297,330
EXPENSES
Interest expense	16,657	8,718	2,941	36,986	—	65,302
Depreciation and amortization	12,322	2,341	1,917	—	—	16,580
Goodwill and intangible assets impairment	90,981	—	6,735	—	—	97,716
Other expenses, net	189,700	70,709	38,453	(853)	(11,812)	286,197
Total expenses	309,660	81,768	50,046	36,133	(11,812)	465,795
OTHER GAINS (LOSSES)
Other net fair value losses	(644)	—	—	(2,658)	—	(3,302)
Net gain on extinguishment of debt	—	—	—	13,734	—	13,734
Other	(150)	—	—	—	—	(150)
Total other income (losses)	(794)	—	—	11,076	—	10,282
Income (loss) before income taxes	(161,581)	51,672	(23,023)	(25,251)	—	(158,183)
Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	26,672	—	—	—	—	26,672
Fair value to cash adjustment for reverse loans	—	—	690	—	—	690
Transaction and integration costs	2,013	—	—	880	—	2,893
Exit costs	1,396	(16)	160	1,102	—	2,642
Non-cash interest expense	829	—	—	2,835	—	3,664
Share-based compensation expense	1,178	357	157	259	—	1,951
Goodwill and intangible assets impairment	90,981	—	6,735	—	—	97,716
Other	9,829	3,488	1,961	(15,546)	—	(268)
Total adjustments	132,898	3,829	9,703	(10,470)	—	135,960
Adjusted Earnings (Loss) (1)	(28,683)	55,501	(13,320)	(35,721)	—	(22,223)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	65,505	—	432	—	—	65,937
Interest expense on debt	1,518	—	—	34,152	—	35,670
Depreciation and amortization	12,322	2,341	1,917	—	—	16,580
Other	(2,215)	119	32	(146)	—	(2,210)
Total adjustments	77,130	2,460	2,381	34,006	—	115,977
Adjusted EBITDA	$48,447	$57,961	$(10,939)	$(1,715)	$—	$93,754

(1)
We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Walter Investment Management Corp.
Segment Results of Operations and Non-GAAP Financial Measures
For the Nine Months Ended September 30, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$255,982	$—	$21,043	$—	$(7,488)	$269,537
Net gains (losses) on sales of loans	(1,888)	217,639	—	—	2,163	217,914
Net fair value gains on reverse loans and related HMBS obligations	—	—	24,384	—	—	24,384
Interest income on loans	31,235	36	—	—	—	31,271
Insurance revenue	9,826	—	—	—	—	9,826
Other revenues	60,559	24,921	1,558	891	(10,145)	77,784
Total revenues	355,714	242,596	46,985	891	(15,470)	630,716
EXPENSES
Interest expense	38,162	25,830	13,110	105,863	—	182,965
Depreciation and amortization	25,861	2,316	2,538	—	—	30,715
Other expenses, net	437,003	163,740	78,036	32,461	(15,470)	695,770
Total expenses	501,026	191,886	93,684	138,324	(15,470)	909,450
OTHER GAINS (LOSSES)
Gain on sale of business	67,734	—	—	—	—	67,734
Other net fair value gains (losses)	(1,874)	—	—	2,635	—	761
Net loss on extinguishment of debt	(709)	—	—	(959)	—	(1,668)
Total other gains	65,151	—	—	1,676	—	66,827
Income (loss) before income taxes	(80,161)	50,710	(46,699)	(135,757)	—	(211,907)
Adjustments to income (loss) before income taxes
Gain on sale of business	(67,734)	—	—	—	—	(67,734)
Changes in fair value due to changes in valuation inputs and other assumptions	91,425	—	—	—	—	91,425
Fair value to cash adjustment for reverse loans	—	—	34,858	—	—	34,858
Transaction and integration costs	4,855	—	—	25,532	—	30,387
Exit costs	6,102	985	1,404	146	—	8,637
Non-cash interest expense	2,245	—	—	8,225	—	10,470
Share-based compensation expense	901	124	343	771	—	2,139
Other	6,133	333	271	2,690	—	9,427
Total adjustments	43,927	1,442	36,876	37,364	—	119,609
Adjusted Earnings (Loss)	(36,234)	52,152	(9,823)	(98,393)	—	(92,298)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	118,028	—	1,148	—	—	119,176
Interest expense on debt	—	—	—	97,638	—	97,638
Depreciation and amortization	25,861	2,316	2,538	—	—	30,715
Other	(625)	(5,448)	88	28	—	(5,957)
Total adjustments	143,264	(3,132)	3,774	97,666	—	241,572
Adjusted EBITDA	$107,030	$49,020	$(6,049)	$(727)	$—	$149,274

Walter Investment Management Corp.
Segment Results of Operations and Non-GAAP Financial Measures
For the Nine Months Ended September 30, 2016
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$25,954	$—	$21,065	$—	$(9,216)	$37,803
Net gains (losses) on sales of loans	(7,998)	311,625	—	—	3,040	306,667
Net fair value gains on reverse loans and related HMBS obligations	—	—	61,485	—	—	61,485
Interest income on loans	35,315	37	—	—	—	35,352
Insurance revenue	31,644	—	—	—	—	31,644
Other revenues	73,516	32,264	4,705	(119)	(31,743)	78,623
Total revenues	158,431	343,926	87,255	(119)	(37,919)	551,574
EXPENSES
Interest expense	53,549	24,729	6,870	108,802	—	193,950
Depreciation and amortization	33,807	6,934	4,792	10	—	45,543
Goodwill and intangible assets impairment	306,393	—	6,735	—	—	313,128
Other expenses, net	537,510	198,575	112,774	11,362	(37,919)	822,302
Total expenses	931,259	230,238	131,171	120,174	(37,919)	1,374,923
OTHER GAINS (LOSSES)
Other net fair value losses	(418)	—	—	(5,847)	—	(6,265)
Net gain on extinguishment of debt	—	—	—	14,662	—	14,662
Other	(682)	—	(1,024)	—	—	(1,706)
Total other income (losses)	(1,100)	—	(1,024)	8,815	—	6,691
Income (loss) before income taxes	(773,928)	113,688	(44,940)	(111,478)	—	(816,658)
Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	385,826	—	—	—	—	385,826
Fair value to cash adjustment for reverse loans	—	—	(2,507)	—	—	(2,507)
Transaction and integration costs	2,383	—	—	3,366	—	5,749
Exit costs	7,403	2,083	567	1,329	—	11,382
Non-cash interest expense	818	—	—	8,642	—	9,460
Share-based compensation expense	5,119	590	1,080	867	—	7,656
Goodwill and intangible assets impairment	306,393	—	6,735	—	—	313,128
Other	18,028	5,003	4,407	(8,036)	—	19,402
Total adjustments	725,970	7,676	10,282	6,168	—	750,096
Adjusted Earnings (Loss) (1)	(47,958)	121,364	(34,658)	(105,310)	—	(66,562)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	199,735	—	1,338	—	—	201,073
Interest expense on debt	5,504	—	—	100,161	—	105,665
Depreciation and amortization	33,807	6,934	4,792	10	—	45,543
Other	(3,317)	(3,093)	86	201	—	(6,123)
Total adjustments	235,729	3,841	6,216	100,372	—	346,158
Adjusted EBITDA	$187,771	$125,205	$(28,442)	$(4,938)	$—	$279,596

(1)
We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Reconciliation of GAAP Net Loss to
Non-GAAP Adjusted Loss
(in millions, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(124.1)	$(213.3)	$(213.9)	$(875.9)
Income tax expense	0.5	55.1	2.0	59.3
Loss before income taxes	(123.6)	(158.2)	(211.9)	(816.6)
Adjustments to loss before income taxes
Gain on sale of business	—	—	(67.7)	—
Changes in fair value due to changes in valuation inputs and other assumptions (1)	51.0	26.7	91.4	385.8
Fair value to cash adjustment for reverse loans (2)	19.5	0.7	34.9	(2.5)
Transaction and integration costs (3)	16.1	2.9	30.4	5.7
Exit costs (4)	0.7	2.6	8.6	11.4
Non-cash interest expense	3.5	3.7	10.5	9.5
Share-based compensation expense	0.8	2.0	2.1	7.7
Goodwill and intangible assets impairment	—	97.7	—	313.1
Other (5)	0.5	(0.3)	9.4	19.3
Total adjustments	92.1	136.0	119.6	750.0
Adjusted Loss	$(31.5)	$(22.2)	$(92.3)	$(66.6)
__________

(1)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights and charged-off loans.

(2)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.

(3)	Transaction and integration costs result primarily from our debt restructuring initiative.

(4)
Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred for the three and nine months ended September 30, 2017 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015, 2016 and 2017 in connection with our continued efforts to enhance efficiencies and streamline processes in the organization.

(5)	Includes severance, costs associated with transforming the business, the net impact of the Non-Residual Trusts and the gain or loss from extinguishment of corporate debt.

Reconciliation of GAAP Net Loss to
Non-GAAP AEBITDA
(in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(124.1)	$(213.3)	$(213.9)	$(875.9)
Income tax expense	0.5	55.1	2.0	59.3
Loss before income taxes	(123.6)	(158.2)	(211.9)	(816.6)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments (1)	87.3	92.6	210.6	586.9
Interest expense	36.4	39.3	108.1	115.1
Gain on sale of business	—	—	(67.7)	—
Depreciation and amortization	9.7	16.6	30.7	45.5
Fair value to cash adjustment for reverse loans (2)	19.5	0.7	34.9	(2.5)
Transaction and integration costs (3)	16.1	2.9	30.4	5.7
Exit costs (4)	0.7	2.6	8.6	11.4
Share-based compensation expense	0.8	2.0	2.1	7.7
Goodwill impairment	—	97.7	—	313.1
Other (5)	(2.2)	(2.4)	3.5	13.3
Total adjustments	168.3	252.0	361.2	1,096.2
Adjusted EBITDA	$44.7	$93.8	$149.3	$279.6
__________

(1)
Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights and charged-off loans as well as the amortization of servicing rights and the realization of expected cash flows relating to servicing rights carried at fair value.

(2)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.

(3)	Transaction and integration costs result primarily from our debt restructuring initiative.

(4)
Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred for the three and nine months ended September 30, 2017 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015, 2016 and 2017 in connection with our continued efforts to enhance efficiencies and streamline processes in the organization.

(5)
Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, interest income on unrestricted cash and cash equivalents, costs associated with transforming the business, the net impact of the Non-Residual Trusts, the gain or loss from extinguishment of corporate debt, the provision for loan losses and Residual Trust cash flows.